UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2008

KAMP-RITE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Florida	000-53351	26-2676710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 South Archuse Avenue, PO Box 164 Quitman, MS 39355

(Address of principal executive offices)

Registrant’s telephone number, including area code:  601-776-2800

Enterprise VI Corporation 5976 20th Street No 177, Vero Beach, FL 32966

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01.

Changes in Control of Registrant.

On October 15, 2008 USA Fabrics Inc. entered into a purchase contract to acquire 2,100,000 aggregate Common shares through a private purchase for an aggregate purchase price of $23,810, and 100,000 aggregate Preferred shares through a private purchase for an aggregate purchase price of $1,190 of Enterprise VI Inc., a Florida Corporation (the "Issuer").  USA Fabrics now has a beneficial ownership of 100% of the Issuer’s common stock based upon 2,100,000 outstanding aggregate registered common shares of stock, and 100% of the Issuer’s preferred convertible stock based upon 100,000 shares outstanding aggregate unregistered preferred shares of stock, as of March 10, 2009.

ITEM 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 15, 2008, the board of directors appointed Bill Ferrari to serve as a member of our board of directors.  Also effective October 15, 2008, Mr. William D. Kyle and Mr. Robert Smith resigned as members of our board of directors and from all offices.  There was no known disagreement with Mr. Kyle or Mr. Smith on any matter relating to the Company’s operations, policies or practices.

On October 16, 2008, the board of directors appointed Bill Ferrari to act as our President, Secretary and Treasurer.

Possessing 40+ years of business entrepreneurship, Mr. Bill Ferrari is President of Kamp-Rite, Inc.  Bills extensive business experiences transcends wholesale / retail distribution, franchising business models and operations, commercial real estate development and product manufacturing and wholesale distribution.  With his in-depth knowledge of the retail market and distribution Bill has a unique skill to foresee and implement innovative retail solutions.

There are no family relationships between Mr. Ferrari and any of our directors or executive officers.

Mr. Ferrari has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Ferrari.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it’s behalf by the undersigned hereunto duly authorized.

Kamp-Rite Holdings Inc.

/s/ Bill Ferrari

Bill Ferrari

President

Date:  March 10, 2009